Exhibit 99.1
SXC HEALTH SOLUTIONS CORP. TO ACQUIRE NATIONAL
MEDICAL HEALTH CARD SYSTEMS, INC.
•	Compelling strategic fit with highly complementary businesses
•	Transaction creates leader in Pharmacy Spend Management
•	$12-14 million of expected annual synergies identified
•	Transaction expected to be accretive to earnings per share in 2009
LISLE, IL, and PORT WASHINGTON, NY, February 26, 2008 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC) and National Medical Health Card Systems, Inc. (“NMHC”) (NASDAQ: NMHC) today announced that the two companies have entered into a definitive agreement for SXC to acquire NMHC pursuant to an exchange offer. The purchase price will be funded with a combination of 70% cash and 30% SXC stock, resulting in a transaction value of approximately $143 million, or an estimated $11.00 per share of NMHC using the 20-day average closing price of SXC stock to value the share portion of the consideration. This represents a 13% premium to the 20-day average closing price of NMHC common stock. The boards of directors of both companies have unanimously approved the transaction, with NMHC’s majority shareholders representing approximately 55% of the total NMHC common shares outstanding on an as-converted basis having agreed to tender shares into the offer pursuant to the terms of a stockholder agreement.
The acquisition is expected to close in the second quarter of 2008, and is subject to various closing conditions, including a requisite number of NMHC common shares being tendered into the offer, SXC obtaining financing pursuant to a commitment letter with GE Healthcare Financial Services and regulatory approvals. SXC expects to begin to realize synergies in the first year, while continuing to invest in the migration of NMHC’s claims processing systems to the SXC platform. Excluding special items and including anticipated synergies, SXC expects the acquisition to be dilutive to SXC’s EPS in fiscal 2008 and accretive thereafter.
“The acquisition of NMHC is an essential step in our strategic evolution towards leadership in Pharmacy Spend Management and will create value for the companies’ customers, employees, and shareholders,” said Gordon S. Glenn, SXC’s Chairman and CEO. “NMHC’s base of 300 customers and 2.3 million lives under management, coupled with its established mail-order and specialty pharmacy operations, expands the capabilities of our full-service PBM offering and is complementary to our traditional software license and ASP business,” said Gordon S. Glenn, SXC’s Chairman and CEO. “In addition, NMHC has valuable relationships with industry consultants and provides us with a customer base that has critical mass with third-party administrators, managed Medicaid, state governments and Taft-Hartley organizations. This transaction helps us achieve our goal of providing a broad customer base with a comprehensive suite of technology and benefits-management services under a flexible and transparent pricing model.”
Mr. Glenn continued, “SXC has a truly unique business model, offering our clients a pathway for control of their pharmacy benefits program based upon their individual needs. We continue to invest aggressively in our core license and ASP processing offerings, and now with the acquisition of NMHC, we have greatly enhanced the capabilities of our informedRx™ full service PBM offering. We are the only company in the PBM space to offer customers such a broad portfolio of solutions.”
After closing, SXC’s competitive position will center on an innovative mix of market expertise, information technology, clinical capability, scale of operations and mail order and specialty pharmacy offerings. The combined company will be uniquely positioned to service a wide variety of healthcare payor organizations including health plans, Medicare, managed and fee-for-service state Medicaid plans, long-term care facilities, unions, third-party administrators (TPAs) and self-insured employers. The combined company also is also expected to benefit from cost synergies and enhanced opportunities for revenue growth and increased profitability.
“We believe that our strengths in providing a full-service suite of PBM offerings will blend well with SXC’s leadership in PBM information technology,” said Tom Erickson, NMHC’s Chairman and interim CEO. “We are looking forward to partnering with SXC to leverage their technical and market expertise to continue to strengthen and grow our own business. SXC is an emerging leader in the PBM industry with a strong financial foundation. We believe that our employees and shareholders will be pleased with the new opportunities the combined company offers.”
“We are also excited about the opportunity this combination offers us to better serve our customers,” Mr. Erickson continued. “The combination enhances our capabilities with advanced technology, new clinical programs, an expanded customer service organization, and increased financial flexibility. Furthermore, leveraging SXC’s technology will enable us to provide our customers with better execution, more sophisticated reporting, and expanded capabilities in areas such as Medicare Part D. We also believe our strong PBM skill set and culture will merge well with SXC’s informedRx™ offering, helping us move forward with SXC to offer a compelling and competitively differentiated market offering.”
Terms of the Transaction
A subsidiary of SXC will commence an exchange offer for shares of NMHC common stock. Tendering stockholders will receive $7.70 in cash and 0.217 shares of SXC common stock. If completed, the exchange offer will be followed by a back-end merger for the same consideration as that offered in the exchange offer. Under certain circumstances, SXC and NMHC have agreed that SXC will terminate the exchange offer and will instead seek to consummate the acquisition of NMHC by a one-step merger following the adoption of the merger agreement by NMHC’s stockholders. The exchange ratio is fixed, and will not fluctuate with changes in the market price of either stock, as such, approximately 2.9 million shares of SXC common stock will be issued for the transaction to be completed. SXC will finance a portion of the purchase price through a secured $48.0 million Term Loan combined with a $10.0 million revolver from a syndicate led by GE Healthcare Financial Services.
As a result of the transaction, the combined company expects to have approximately 24.0 million basic shares outstanding after the acquisition is complete, composed of 21.0 million currently outstanding shares of SXC common stock and 2.9 million shares of SXC common stock to be issued to NMHC shareholders.
Financial Considerations
SXC has identified synergy opportunities in operating expenses, revenue and capital expenditures. Expected synergy opportunities include approximately $6.0-8.0 million of cost savings and revenue opportunities in the first 12 months post-closing. This is expected to increase to $12.0-14.0 million or more in year two. SXC believes revenue synergy opportunities exist in network and rebate optimization, as well as in cross-sell opportunities with clinical programs, specialty pharmacy and mail service pharmacy.
It is anticipated that the combined balance sheet will include unrestricted cash in excess of $24.0 million and long-term debt of approximately $48.0 million.
The combined company will be headquartered in Lisle, Illinois, under the leadership of Gordon S. Glenn as Chairman and CEO. Mark Thierer of SXC will remain President and COO and Jeff Park, Senior Vice President, CFO and Secretary of SXC will serve in the same capacity. The parent company will continue to be SXC Health Solutions Corp. and NMHC will be treated as a wholly-owned subsidiary of the U.S. company (SXC Health Solutions, Inc.) and renamed informedRx™. Both SXC and NMHC currently have approximately 440 employees.

Advisors
In connection with the transaction, Houlihan Lokey is acting as financial advisor to SXC, Healthcare Growth Partners as strategic advisor and Sidley Austin LLP is legal counsel. JP Morgan is advising NMHC and Bass, Berry & Sims PLC is legal counsel.
Conference Call and Additional Materials
SXC and NMHC will hold a live combined conference call and simultaneous audio webcast with PowerPoint slides on Tuesday, February 26, 2008 at 8:30 a.m. ET to discuss this announcement. The conference call can be accessed by dialing 800-591-7539, or 416-644-3427. The webcast can be accessed through the investor section of SXC’s website at www.sxc.com or at www.newswire.ca. A telephone replay of the call will be available through March 4, 2008 and can be accessed by calling 877-289-8525, or 416-640-1917, and entering the passcode 21263905; a replay of the webcast will also be available at www.sxc.com
The press release, PowerPoint slides, Fact Sheet, conference call replay and transcript, and Q&A, will be available in the afternoon on Tuesday February 26, 2008 at www.sxc.com.
About NMHC
National Medical Health Card Systems, Inc. provides pharmacy benefit management (PBM) services in the United States. Its PBM services include electronic point-of-sale pharmacy claims management, retail pharmacy network management, mail service pharmacy claims management, specialty pharmacy claims management, Medicare Part D services, benefit design consultation, preferred drug management programs, drug review and analysis, consulting services, data access, and reporting and information analysis. It also owns and operates a mail service pharmacy and a specialty pharmacy. The company markets its services through direct sales force, brokers, and consultants. It serves managed care organizations, local governments, unions, corporations, health maintenance organizations, employers, workers’ compensation plans, third party health care plan administrators, and federal and state government programs through its network of licensed pharmacies. The company was founded in 1981 and is headquartered in Port Washington, New York.
About SXC Health Solutions Corp.
SXC Health Solutions Corp. (SXC) is a leading provider of pharmacy benefits management (PBM) services and healthcare IT solutions to the healthcare benefits management industry. The Company’s product offerings and solutions combine a wide range of software applications, application service provider (ASP) processing services and professional services, designed for many of the largest organizations in the pharmaceutical supply chain, such as Federal, provincial, and, state and local governments, pharmacy benefit managers, managed care organizations, retail pharmacy chains and other healthcare intermediaries. SXC is based in Lisle, Illinois with locations in; Scottsdale, Arizona; Warminster, Pennsylvania; Alpharetta, Georgia; Milton, Ontario and Victoria, British Columbia. For more information please visit www.sxc.com.

For more information, please contact:
Jeff Park	Dave Mason	Susan Noonan	Stuart Diamond
Chief Financial Officer	SXC Investor Relations — CDN	SXC Investor Relations — U.S.	CFO
SXC Health Solutions Corp.	The Equicom Group Inc.	The SAN Group, LLC	NMHC
Tel: (630) 577-3206	(416) 815-0700 ext. 237	(212) 966-3650	(516) 605-6640

investors@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com	sdiamond@nmhc.com

Important Additional Information
This communication is neither an offer to purchase nor solicitation of an offer to sell securities. The exchange offer (the “Offer”) has not yet commenced. SXC Health Solutions Corp. (“SXC”) and Comet Merger Corporation intend to file a tender offer statement on Schedule TO and a Registration Statement on Form S-4 (or F-4 as applicable) with the Securities and Exchange Commission (the “SEC”) and National Medical Health Card Systems, Inc. (“NMHC”) intends to file a solicitation/recommendation statement on Schedule 14D-9, with respect to the Offer. BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE DOCUMENTS AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain copies of these materials (and all other offer documents filed with the SEC) when available, at no charge on the SEC’s website: www.sec.gov. Copies can also be obtained at no charge by directing a request for such materials to SXC Health Solutions Corp., 2441 Warrenville Road, Lisle, Illinois 60532-3246, Attention: SXC Investor Relations or National Medical Health Card Systems, Inc., 26 Harbor Park Drive, Port Washington, New York 11050, Attention: Investor Relations Department. Investors and security holders may also read and copy any reports, statements and other information filed by SXC, Comet Merger Corporation or National Medical Health Card Systems, Inc. with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Forward-looking Statements
This communication contains forward-looking statements. Forward-looking statements may be identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “should”, “seeks”, “future”, continue”, or the negative of such terms, or other comparable terminology. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against NMHC or SXC and others following announcement of the merger agreement; (3) the inability to complete the Offer or the merger due to the failure to satisfy the conditions to the Offer and the merger, including SXC’s receipt of financing, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of other required regulatory approvals; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee retention as a result of the Offer or the merger; (5) the ability to recognize the benefits of the merger; (6) the actual terms of the financing obtained in connection with the Offer and the merger; (7) legislative, regulatory and economic developments; and (8) other factors described in filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this communication are beyond NMHC’s and SXC’s ability to control or predict. The companies can give no assurance that any of the transactions related to the Offer will be completed or that the conditions to the Offer and the merger will be satisfied. The companies undertake no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. The companies are not responsible for updating the information contained in this communication beyond the published date, or for changes made to this communication by wire services or Internet service providers.